Exhibit 21.1

Subsidiaries of Beam Therapeutics Inc.

Entity	State or other Jurisdiction of Incorporation or Organization
Beam Therapeutics Securities Corporation	Massachusetts
Guide Therapeutics, LLC	Delaware